UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 2, 2011

MASTECH HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction

of Incorporation)

001-34099	26-2753540
(Commission File Number)	(IRS Employer Identification No.)

1000 Commerce Drive, Suite 500, Pittsburgh, PA	15275
(Address of Principal Executive Offices)	(Zip Code)

(412) 787-2100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Adjustment of Compensation of Certain Named Executive Officers

On February 2, 2011, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Mastech Holdings, Inc. (the “Company”) approved the following modifications to the annual base salaries and the target annual performance-based bonus amounts for the named executive officers of the Company listed below:

1. The base salary for Thomas B. Moran, Chief Executive Officer and President of the Company, increased to three-hundred and fifty thousand dollars ($350,000) per year from three-hundred and twenty-five thousand dollars ($325,000). Mr. Moran’s 2011 annual performance-based bonus amount remains at 2010 levels and is based on the achievement of certain revenue and earnings per share targets. If the Company’s financial performance exceeds the target for any of the metrics, the individual will receive a payout based upon the level of performance against the target metrics achieved.

2. The base salary for John J. Cronin, Jr., Chief Financial Officer and Corporate Secretary of the Company, was increased to two-hundred thousand dollars ($200,000) per year from one-hundred and eighty thousand dollars ($180,000). Mr. Cronin’s 2011 annual performance-based bonus amount remains at 2010 levels and is based on the achievement of certain revenue and earnings per share targets. If the Company’s financial performance exceeds the target for any of the metrics, the individual will receive a payout based upon the level of performance against the target metrics achieved.

The increases are effective as of January 1, 2011. The adjustments are intended to align compensation with similarly situated named executive officers within the Company’s peer group and to reward performance for the fiscal year ended December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTECH HOLDINGS, INC.

By:	/s/ John J. Cronin, Jr.

Name:	John J. Cronin, Jr.
Title:	Chief Financial Officer

February 24, 2011